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                                                                Exhibit 23.1








                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-00000) pertaining to the Sunrise Assisted Living, Inc. 1996 Non-Incentive Stock Option Plan, of our report dated February 15, 1996 (except for notes 10 and 16 as to which the date is June 5, 1996) with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. as of and for the year ended December 31, 1995 and the combined financial statements of Sunrise Entities as of and for the year ended December 31, 1994 included in its Registration Statement (Form S-1 No. 333-13731) filed with the Securities and Exchange Commission.






                                                 /s/ Ernst & Young LLP

Washington, D.C.
February 11, 1997